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                                                                     EXHIBIT 5.1

                             Vinson & Elkins L.L.P.
                         1001 Fannin Street, Suite 2300
                              Houston, Texas 77002


                                  June 13, 2001


Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 3460
Houston, Texas 77042

Ladies and Gentlemen:


     We have acted as counsel for Oil States International, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and issuance of Deferred Compensation Obligations (the "Obligations") of the Company pursuant to the Oil States International, Inc. Deferred Compensation Plan (the "Plan"), which may include the purchase by the Plan of shares of common stock, par value $.01 per share ("Common Stock"), of the Company.

     In connection with the foregoing, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan and the Registration Statement on Form S-8 to be filed in connection with the registration of the Obligations (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that (a) the Plan has been duly and validly approved by the Company, (b) the Obligations have been duly and validly authorized by the Company, (c) the Obligations will be the binding obligations of the Company, except that enforceability of the Obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (d) up to 250,000 shares of Common Stock that may be acquired by the Plan have been duly authorized and, together with any additional shares of Common Stock that may be authorized by the Board of Directors of the Company, when such shares are issued in accordance with the provisions of the Plan, will be validly issued and fully paid and non-assessable.

     The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.

                                       VINSON & ELKINS L.L.P.